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                                                                   EXHIBIT(c)(4)
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                                                                   EXHIBIT(c)(4)

                    [Proler International Corp. Letterhead]

                              As of June 11, 1996


Schnitzer Steel Industries, Inc.
3200 Northwest Yeon Avenue
Portland, Oregon  97210

Attention:  Mr. Robert W. Philip

Dear Gentlemen:

      You have advised us of your interest in exploring a possible negotiated transaction involving you and Proler International Corp. (the "Company"). In connection with your analysis of a possible negotiated transaction with the Company, you have requested and/or may request certain oral and written non-public information concerning the Company, its subsidiaries and Joint Operations which may be supplied to you by officers, directors, employees and/or agents or representatives of the Company (collectively, the "Information"). As used in this letter, the term "Joint Operations" shall refer to the scrap metal joint ventures owned in part by the Company and its subsidiaries, and the term "Joint Venture Parties" shall refer to all owners of the Joint Operations other than the Company. As a condition to being furnished with the Information, you agree (and agree to cause your directors, officers and employees) to treat the Information in accordance with the following:

      1. The Information will be used solely for the purposes of evaluating a possible transaction between the Company and you and not used in any way directly or indirectly detrimental to the Company, its subsidiaries or Joint Operations or any of the Joint Venture Parties in their capacities as such. Unless and until you have completed a transaction with the Company pursuant to a definitive agreement (the "Transaction Agreement"), such Information will be kept confidential by you and your advisors; provided, however, that you may disclose the Information or portions thereof to those of your directors, officers and employees and representatives of your advisors (collectively, "Representatives") who need to know such Information for the purpose of evaluating your possible transaction with the Company (it being understood that you will inform those Representatives of the confidential nature of the Information and direct them not to disclose the Information to any other person). You agree to be responsible for any breach of this Agreement by your Representatives.

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      If you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information supplied to you in the course of your dealings with the Company or its representatives or the Joint Operations, you will (i) provide the Company and the Joint Venture Parties (with respect to Joint Operations matters) with prompt notice of such request(s) and the document requested so that the Company and the Joint Venture Parties (with respect to Joint Operations matters) may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement, and (ii) consult with the Company and the Joint Venture Parties (with respect to Joint Operations matters) as to the advisability of the Company and the Joint Venture Parties taking legally available steps to resist or narrow such request. If in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the written opinion of your legal counsel, compelled to disclose Information concerning the Company or the Joint Operations, you may disclose such Information without liability hereunder; provided, however, that you shall give the Company and the Joint Venture Parties (with respect to Joint Operations matters) written notice of such Information as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information required to be disclosed or produced.

      2. The term "Information" does not include any information which (i) is or hereafter becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by you or your Representatives), (ii) is or becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, or the Joint Ventures or any of the Joint Venture Parties provided that such source is not at the time of such disclosure bound by a confidentiality agreement with or other obligation of secrecy to the Company or the Joint Ventures or any of the Joint Venture Parties of which you have knowledge or (iii) have already been or is hereafter independently acquired or developed by you without violating any confidentiality agreement with or other obligation of secrecy to the Company or the Joint Ventures or any of the Joint Venture Parties.

      3. If you do not proceed with a transaction with the Company or if the Company so requests, you will return promptly to the Company and the Joint Operations (with respect to Joint Operations matters) all copies, extracts or other reproductions in whole or in part of the Information in your possession or in the possession of your Representatives, and you will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by you or for your use based on, containing or reflecting any Information. Such destruction shall, if requested, be certified in writing to the Company and the Joint Operations by an authorized officer supervising such destruction. Notwithstanding the foregoing, you may retain a list of all Information provided to you by the Company, provided that a copy of such list is delivered to the Company together with any Information returned to the Company pursuant to this Agreement.

      4. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and you, or that you have requested or received Information from the Company, or

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any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

      5. Upon reasonable notice to the Joint Venture Parties, you may conduct a physical inspection of all or any of the physical properties of the Joint Operations, provided that you do not interfere with the operation thereof. Such inspection may include having a reputable, nationally or regionally recognized environmental consultant reasonably acceptable to the Company and the Joint Venture Parties conduct a Phase I environmental inspection or assessment of the properties. The scope of any environmental inspection other than a Phase I environmental inspection shall be subject to the prior written approval of the Company and the Joint Venture Parties. You agree that any consultant retained by you shall be familiar with the ferrous and non-ferrous scrap metal industry, scrap yard operations and environmental issues relating thereto. Any such consultant retained to conduct other than a Phase I inspection shall have liability insurance coverage of a type and amount acceptable to the Joint Operations and each of the Joint Venture Parties. You will require any consultant retained to conduct other than a Phase I inspection to name the Company, the applicable Joint Operations and each of the Joint Venture Parties as additional insureds on the consultant's policies. Nothing herein shall authorize any testing or sampling activities on any property by you or your environmental consultant, including without limitation, subsurface testing or drilling. You shall make all inspections in good faith and with due diligence and will make all reports and other results of the inspections available to the Company and to the Joint Venture Parties immediately upon such party's request. Any reports issued shall first be generated in draft form. No environmental report will be made final until the Company and the Joint Venture Parties shall have had reasonable opportunity to review the draft (if the Company or they wish to do so) and to correct factual inaccuracies therein. The Company and the Joint Venture Parties shall have the right to have a representative present at the time of making any such inspection. In making any inspection hereunder, you will treat all information obtained by you or your environmental consultant pursuant to the inspection as strictly confidential Information hereunder. You agree to indemnify and hold the Company, the Joint Operations and each of the Joint Venture Parties, their tenants, contractors and employees harmless from any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) sustained by or threatened against them which result from or arise out of any personal injury or property damage (including any environmental release) caused by or arising out of physical inspections by you or your representatives, consultants, contractors, or subcontractors. The inspections will be undertaken and completed as promptly as is reasonably practicable.

      6. You understand and acknowledge that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company, the Joint Operations or the Joint Venture Parties nor any of their directors, officers, employees, stockholders, owners, affiliates, Representatives or agents will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in a definitive Transaction Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Transaction Agreement, will have any legal effect.

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      7. You agree that until the expiration of two years from the date of this
Agreement, you shall not without the prior written approval of the Company (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the Company or any of its subsidiaries, whether such agreement or proposal is with the Company or any of its subsidiaries or with a third party, (ii) propose to enter into, directly or indirectly, any merger or other business combination involving the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (with the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other person in connection with any of the foregoing. You also agree during such period not to
(i) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (ii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

      8. You agree that until the expiration of two years from the date of this Agreement, you shall not, without the prior written approval of each of the relevant Joint Operations: (i) initiate or maintain contact (except for contacts that you would have made regardless of having been furnished Information and that do not violate your undertakings in paragraph 1 or other provisions of this Agreement) with any officer, director, employee or agent of the Joint Operations, (ii) hire any employee of the Joint Operations or any of the Joint Venture Parties (provided, however, that you may hire any such person who first contacts you on an unsolicited basis seeking employment but, in such event, you shall have the burden of proving, in any action asserting breach by you of the provisions of this clause (ii), that such person did first contact you on an unsolicited basis seeking employment), or (iii) contact or otherwise engage in discussions with the Joint Operations' customers, suppliers, landlords or any other person in contractual or business relations with the Joint Operations (except such contacts or discussions with such persons that you would have engaged in regardless of having been furnished Information and that do not violate your undertakings in paragraph 1 or any other provisions of this Agreement).

      9. You hereby acknowledge that you are aware, and that you have advised or will advise your directors, officers, employees, agents, advisors and any other Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws may prohibit any person who has material, non-public information concerning the matters which are subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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      10. You also understand and agree that unless and until a definitive
Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction with the Company shall be deemed to exist between you and the Company, and neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Transaction Agreement" does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid made by you.

      11. You agree that the Company, the Joint Operations and any of the Joint Venture Parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement that are in favor of or for the benefit of such persons, in addition to all other remedies available to the Company at law or in equity. You also further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceedings brought against you in any court. You hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the United States District Courts located in the State of New York and the State of New Jersey (or if such District Courts decline jurisdiction, the Courts of the State of New York and New Jersey) for any actions, suits or proceedings brought by the Joint Operations or the Joint Venture Parties arising out of or relating to this Agreement.

      12. You agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Information and to terminate discussions and negotiations with you at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this Agreement.

      13. All notices and communications referred or permitted to be made by you to the Company pursuant to this Agreement will be made to the Company,
Attention: President, 4265 San Felipe, Suite 900, Houston, Texas 77027.

      14. This Agreement is for the benefit of, and shall be enforceable by, the Company, the Joint Operations and each of the Joint Venture Parties (who are each hereby made third party beneficiaries hereof as to the provisions of this Agreement that are in favor of or for the benefit of such persons) and will be governed and construed in accordance with the laws of the State of Texas. You expressly agree that each Joint Venture Party, singly, shall have standing to assert on behalf of the Joint Operations any cause of action, any claim for relief as contemplated by paragraph 11 or any other claim for any remedy available to the Joint Operations in the event of your breach of any provisions of this Agreement that are in favor of or for the benefit of the Joint Operations.

      15. Especially sensitive information, including, without limitation, environmental test data or documents relating to environmental matters, made available to you for examination at the locations of the Joint Operations shall not be copied by you without in each case the written consent of the Joint Venture Parties.


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      If you agree with the foregoing, please sign this letter and return one executed copy, which will constitute our agreement with respect to the subject matter of this letter.

                                    Very truly yours,

                                    PROLER INTERNATIONAL CORP.

                                    By:/s/ BRUCE WILKINSON
                                           Bruce Wilkinson
                                           President

Confirmed and Agreed as of the date written above:

SCHNITZER STEEL INDUSTRIES, INC.

        By/s/ ROBERT W. PHILIP
Printed Name: ROBERT W. PHILIP
Title:        PRESIDENT